UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   BAXTER, DONALD E.
   2500 Fondren Road-Suite 350
   Houston, TX 77063

2. Issuer Name and Ticker or Trading Symbol
   ACOLA CORP. (ACAC)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   1/13/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [X] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chairman of the Board
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------------------------------
1)Title of Security    2)Trans-   3.Trans- 4.Securities Acquired(A)    5)Amount of   6) 7)Nature of
                         action     action     or Disposed of (D)           Securities        Indirect
                         Date       Code                   A
Beneficially                                                                             D   Beneficial
                      (Month/                                                            or
                       Day/Year)     Code V    Amount      D  Price     End of Month     I
--------------------------------------------------------------------------------------------------------
Common Stock, Class A     01/13/03    A    1,000,000 (1)    A    $.008       2,746,500     D
Common Stock, Class A                         		                    19,966,380     I   (2)
Common Stock, Class B                                                        1,400,000     I   (2)

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
---------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative     6)Date Exercisable
Security                       or Exercise     action         action    Securities Acquired (A)     and
                               Price of        Date           Code      or Disposed of (D)	    Expiration Date
                               Derivative
  N/A                          Security                       Code  V   A                D
 Exercisable  Expiration
-------------------------------------------------------------------------------------------------------


Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
----------------------------------------------------------------------------------------------------------------------
1)Title of Derivative       3)Trans-  7)Title and Amount                 8)Price     9)Number of   10) 11)Nature of
Security                    action    of Underlying                      of Deri-    Derivative        Indirect
                            Date      Securities                         vative      Securities    D   Beneficial
                                                              Amount or  Security    Beneficially  or  Ownership
                                                              Number of              Owned at      I
                  -                      Title                Shares                 End of Month
-----------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1)The acquisition of shares was pursuant to the issuer's Directors and Employees Stock Award Plan.
(2)Securities held by Global Investment Alliance Inc. and beneficially owned by reporting person.

SIGNATURE OF REPORTING PERSON
/S/ Donald E. Baxter
    ------------------------
    Donald E. Baxter, MD
DATE 01/14/03